Exhibit 10.2
OMNIBUS AGREEMENT
This Omnibus Agreement (“Agreement”) is entered into on, and effective as of, October 5, 2016, among Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Ergon”), Blueknight Energy Partners G.P., L.L.C., a Delaware limited partnership (the “General Partner”), Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), BKEP Terminalling, L.L.C., a Texas limited liability company (“Holdings”), BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt”), and BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”).
RECITALS
The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 2, with respect to Ergon’s (i) right of first offer with respect to the ROFO Assets (as defined herein) and (ii) right of first refusal with respect to the ROFR Assets (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions
1.1    Definitions. As used in this Agreement (including the Recitals, which are incorporated herein for all purposes) the following terms shall have the meanings set forth below:
“Acceptance Terms” is defined in Section 2.3(b).
“Affiliate” is defined in the Partnership Agreement.
“Agreement” is defined in the introductory paragraph to this Agreement.
“BKEP Asphalt” is defined in the introductory paragraph to this Agreement.
“BKEP Materials” is defined in the introductory paragraph to this Agreement.
“Business Day” means each calendar day other than a Saturday, Sunday or a day that is an official holiday in the State of Oklahoma.
“Closing Date” is defined in the Contribution Agreement.
“Contribution Agreement” means the Contribution Agreement dated as of July 19, 2016, by and among BKEP Terminal Holding, L.L.C., Ergon, Ergon Terminaling, Inc., Ergon Asphalt Holdings, LLC and the Partnership.
“Ergon” is defined in the introductory paragraph to this Agreement.
“General Partner” is defined in the introductory paragraph to this Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
“GP Change of Control” means any of the following events: (i) Ergon and Affiliates cease to be the direct or indirect beneficial owner of 50% or more of the combined voting power of the equity interests in the general partner of the Partnership; or (ii) the sale or other disposition by the General Partner of all or substantially all of the assets of the General Partner in one or more transactions to any person other than Ergon and its Affiliates.
“Group Member” is defined in the Partnership Agreement.
“Holdings” is defined in the introductory paragraph to this Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Limited Partner” is defined in the Partnership Agreement.
“Partnership” is defined in the introductory paragraph to this Agreement.
“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011, as the same may be amended from time to time.
“Partnership Group” is defined in the Partnership Agreement.
“Party” means a signatory to this Agreement, and “Parties” means all of the signatories to this Agreement.
“Permitted Transferee” an Affiliate of any Group Member (i) to whom any ROFO Asset is Transferred and who agrees in writing that such ROFO Asset remains subject to the provisions of Article 2 and assumes the obligations under Article 2 with respect to such ROFO Asset or (ii) to whom any ROFR Asset is Transferred and who agrees in writing that such ROFR Asset remains subject to the provisions of Section 2.4 and assumes the obligations under Section 2.4 with respect to such ROFR Asset.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Proposed ROFO Transaction” is defined in Section 2.3(a).
“ROFO Assets” means the assets described on Exhibit A attached hereto.
“ROFO Asset Owner” means Holdings, BKEP Asphalt and BKEP Materials, as applicable, and each Permitted Transferee of a ROFO Asset.
“ROFO Drop Dead Date” is defined in Section 2.3(b)(vi).
“ROFO Notice” is defined in Section 2.3(a).

“ROFO Response” is defined in Section 2.3(a).
“ROFR Assets” means the assets described on Exhibit B attached hereto.
“ROFR Asset Owner” means BKEP Asphalt, BKEP Materials, as applicable, and each Permitted Transferee of a ROFR Asset.
“ROFR Period” means the period commencing on the date of this Agreement and terminating on December 31, 2018.
“ROFR Right” is defined in Section 2.4.
“Term ROFR Exercise Notice” is defined in Section 2.4(a).
“Term ROFR Notice” is defined in Section 2.4(a).
“Term ROFR Period” is defined in Section 2.4(a).
“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.
1.2    Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
(a)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(b)    The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(c)    A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.
(d)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.
(e)    The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”
(f)    The word “or” shall have the inclusive meaning represented by the phrase “and/or.”
(g)    The words “shall” and “will” have equal force and effect.
(h)    The schedule identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

ARTICLE 2
Right of First Offer; Right of First Refusal
2.1    Reserved.
2.2    Right of First Offer to Purchase Certain ROFO Assets.
(a)    Each ROFO Asset Owner hereby grants to Ergon a right of first offer with respect to any ROFO Asset to the extent that such ROFO Asset Owner proposes to Transfer any ROFO Asset (other than to a Permitted Transferee) during the term of this Agreement.
(b)    The Parties acknowledge that all potential Transfers of ROFO Assets pursuant to this Article 2 are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the ROFO Assets.
2.3    ROFO Procedures.
(a)    In the event a ROFO Asset Owner proposes to Transfer any applicable ROFO Asset (other than to a Permitted Transferee) during the term of this Agreement (a “Proposed ROFO Transaction”), such ROFO Asset Owner shall, prior to entering into any such Proposed ROFO Transaction, first give notice in writing to Ergon (the “ROFO Notice”) of its intention to enter into such Proposed ROFO Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for Ergon to make a responsive offer to enter into the Proposed ROFO Transaction with the applicable ROFO Asset Owner. Ergon shall have 30 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed ROFO Transaction with such ROFO Asset Owner (the “ROFO Response”). The ROFO Response shall be in writing and shall set forth the terms and conditions (including the purchase price Ergon proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which Ergon would be willing to enter into a binding agreement for the Proposed ROFO Transaction. If no ROFO Response is delivered by Ergon within such 30-day period, then Ergon shall be deemed to have waived its right of first offer with respect to such ROFO Asset, except to the extent reinstated as provided in Section 2.3(e).
(b)    If Ergon timely delivers a ROFO Response in accordance with Section 2.3(a), then, unless the ROFO Response is rejected pursuant to written notice delivered by the applicable ROFO Asset Owner to Ergon within 30 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable ROFO Asset Owner and the applicable ROFO Asset Owner shall enter into an agreement with Ergon or its Affiliate providing for the consummation of the Proposed ROFO Transaction upon the terms set forth in the ROFO Response. Unless otherwise agreed between the Partnership and Ergon, the terms of the purchase and sale agreement will include the following provisions (the “Acceptance Terms”):
(i)    Ergon will agree to deliver the purchase price entirely in cash;
(ii)    Ergon shall purchase the ROFO Assets “as is, where is”;
(iii)    the ROFO Asset Owner will represent to Ergon that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Assets. If Ergon desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by Ergon;

(iv)    the ROFO Asset Owner will grant to Ergon the right, exercisable at Ergon’s risk and expense prior to closing of the Proposed ROFO Transaction, to make such surveys, tests and inspections of the ROFO Assets as Ergon may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Assets or interfere with the activities of the applicable ROFO Asset Owner; provided, however, that no invasive inspection or sampling of soil or materials shall be performed without the prior written consent of the ROFO Asset Owner, which may be withheld in its sole and absolute discretion;
(v)    Ergon will have the right to terminate its obligation to purchase the ROFO Asset under this Article 2 if the results of any title examination, survey, test or inspection obtained under Sections 2.3(b)(iii) and 2.3(b)(iv) are, in the reasonable opinion of Ergon, unsatisfactory;
(vi)    on the closing date set forth in the ROFO Response (such date to be not less than 90 and not more than 120 days after the date such ROFO Response is delivered to the ROFO Asset Owner (the “ROFO Drop Dead Date”)), the ROFO Asset Owner and Ergon shall close the purchase of the ROFO Assets on the terms set forth in the ROFO Response and on the Acceptance Terms, and in the event of any conflict between the terms set forth in the ROFO Response and the Acceptance Terms, the Acceptance Terms shall control;
(vii)    the ROFO Asset Owner and Ergon shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Article 2, including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith;
(viii)    neither the ROFO Asset Owner nor Ergon shall have any obligation to sell or buy the ROFO Assets if any of the consents referred to in Section 2.2(b) has not been obtained; and
(ix)    the ROFO Asset Owner and Ergon shall cooperate in good faith in obtaining all necessary governmental and other third-party approvals, waivers and consents required for the closing. Any such closing shall be delayed (and the ROFO Drop Dead Date shall be extended), to the extent required, until the third Business Day following the expiration of any required waiting periods under the HSR Act; provided, however, that such ROFO Drop Dead Date shall not extended for more than 65 days following the original ROFO Drop Dead Date described in Section 2.3(b)(vi).
(c)    If the ROFO Asset Owner accepts or is deemed to have accepted the ROFO Response, but the closing of the Proposed ROFO Transaction between the ROFO Asset Owner and Ergon does not occur on or before the ROFO Drop Dead Date, as such date may be extended pursuant to Section 2.3(b)(ix) (other an as a result of a breach of this Agreement or the applicable purchase and sale agreement by the ROFO Asset Owner), then the ROFO Asset Owner shall be free to enter into a Proposed ROFO Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed by Ergon in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by Ergon in the ROFO Response to such ROFO Asset Owner.
(d)    If Ergon has not timely delivered a ROFO Response as specified above with respect to a Proposed ROFO Transaction that is subject to a ROFO Notice, the applicable ROFO Asset Owner shall be free to enter into a Proposed ROFO Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to such Proposed ROFO Transaction is rejected by the applicable ROFO Asset Owner, such ROFO Asset Owner shall be free to enter into a Proposed ROFO Transaction with any third party (i) on terms and conditions

(excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of Ergon in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by Ergon in the ROFO Response to such ROFO Asset Owner.
(e)    If a Proposed ROFO Transaction with a third party is not consummated as provided in Section 2.3(c) or Section 2.3(d) within one year of, as applicable, the ROFO Drop Dead Date (with respect to a Proposed ROFO Transaction described in Section 2.3(c)) or Ergon’s failure to timely deliver a ROFO Response with respect to such Proposed ROFO Transaction that is subject to a ROFO Notice or the rejection by the ROFO Asset Owner of a ROFO Response (with respect to a Proposed ROFO Transaction described in Section 2.3(d)), then, in each case, the ROFO Asset Owner may not Transfer any ROFO Assets described in such ROFO Notice without complying again with the provisions of this Article 2, if and to the extent then applicable.
2.4    Right of First Refusal to Purchase Certain ROFR Assets. Subject to the terms and conditions set forth above (including, without limitation, Sections 2.1 through 2.3), if any ROFR Asset Owner proposes or intends to sell any ROFR Asset to a third party (other than a Permitted Transferee) during the ROFR Period then Ergon shall have the right to purchase the ROFR Assets (the "ROFR Right") on the following terms and conditions:
(a)    If any ROFR Asset Owner executes a contract or letter of intent to sell the ROFR Assets to such third party, which transaction is expected to close during the ROFR Period, such ROFR Asset Owner shall provide Ergon with written notice setting forth the ROFR Assets, the proposed sale price and other material terms and conditions upon which such ROFR Asset Owner intends to sell the ROFR Assets to a third party (the "Term ROFR Notice"). Within 30 days after it receives the Term ROFR Notice (the "Term ROFR Period"), Ergon may deliver written notice (the "Term ROFR Exercise Notice") to such ROFR Asset Owner that Ergon is exercising its ROFR Right and will purchase the ROFR Assets for the price and upon the terms and conditions contained in the Term ROFR Notice. If Ergon does not deliver the Term ROFR Exercise Notice to such ROFR Asset Owner during the Term ROFR Period, then such ROFR Asset Owner shall thereafter be free to sell the ROFR Assets to such third party substantially on the terms and conditions contained in the Term ROFR Notice or pursuant to higher or more favorable terms and conditions.
(b)    Notwithstanding anything to the contrary contained herein, the ROFR Right shall not apply to any mortgage of the ROFR Asset or any portion thereof to secure the repayment of borrowings by the ROFR Asset Owner or any of its Affiliates. A foreclosure sale by such lender shall not be a sale to which the ROFR Right shall be applicable, and upon any such foreclosure sale the ROFR Right shall terminate automatically and be of no further force or effect notwithstanding the existence of, or any term contained in, any non-disturbance agreement from such ROFR Asset Owner’s lenders. In clarification of the foregoing, after any such foreclosure sale, the ROFR Right shall never apply. In the event of a foreclosure sale, to the extent that such ROFR Asset Owner receives notice thereof, such ROFR Asset Owner shall provide Ergon notice of such sale, including the date, time and place of sale, if known by such ROFR Asset Owner; such notice to be provided by such ROFR Asset Owner within five Business Days following such ROFR Asset Owner ‘s receipt of such information, if any. As used herein, "foreclosure sale" shall include a conveyance in lieu of foreclosure. It is the intention of the Parties that the ROFR Right be subordinate to any mortgage presently encumbering the ROFR Assets.
ARTICLE 3
Miscellaneous
3.1    Reserved.
3.2    Choice of Law; Venue.

(a)    This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(b)    The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled exclusively in Tulsa, Oklahoma.
3.3    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or email to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or email shall be effective upon transmission (return receipt requested) if sent during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after transmission if not sent during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.3.
If to Ergon:
c/o Ergon, Inc.
P.O. Box 1639,
Jackson, MS 39215-1639
Attention: A. Patrick Busby, Executive Vice President and Chief Financial Officer
Facsimile: (601) 933-3371
Email: pat.busby@ergon.com
If to any Group Member:
Blueknight Energy Partners, L.P.
Attn: Jeff Speer
6060 American Plaza, Suite 600
Tulsa, OK 74135
Phone No: (918) 237-4033
Facsimile: (918) 237-4000
Email: jspeer@bkep.com

3.4    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
3.5    Termination of Agreement. This Agreement, other than the provisions set forth in Article 3 hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by Ergon or the Partnership immediately upon a GP Change of Control by written notice given to the other Parties to this Agreement.

3.6    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
3.7    Assignment. No Party shall have the right to assign (whether directly or indirectly, by operation or law or otherwise) its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.
3.8    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
3.9    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
3.10    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
3.11    Rights of Limited Partners and Third parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner, other interest holder of the Partnership or other third party shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.
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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement on, and effective as of, the date first written above.

ERGON ASPHALT & EMULSIONS, INC. By: /s/ J. Baxter Burns, II Name: J. Baxter Burns, II Title: President	BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C. By: /s/ Mark A. Hurley Name: Mark A. Hurley Title: CEO
BLUEKNIGHT ENERGY PARTNERS, L.P. By: /s/ Mark A. Hurley Name: Mark A. Hurley Title: CEO	BKEP TERMINALLING, L.L.C. By: /s/ Mark A. Hurley Name: Mark A. Hurley Title: CEO
BKEP ASPHALT, L.L.C. By: /s/ Mark A. Hurley Name: Mark A. Hurley Title: CEO	BKEP MATERIALS, L.L.C. By: /s/ Mark A. Hurley Name: Mark A. Hurley Title: CEO

[Signature Page to Omnibus Agreement]

EXHIBIT A
ROFO Assets
Set forth below is a list of each ROFO Asset and the corresponding ROFO Asset Owner.

ROFO Asset	ROFO Asset Owner
Wolcott, KS Asphalt Terminal	BKEP Terminalling, L.L.C.
Ennis, TX Asphalt Terminal	BKEP Terminalling, L.L.C.
Chandler, AZ Asphalt/Emulsion Terminal	BKEP Terminalling, L.L.C.
Mt. Pleasant, TX Emulsion Terminal	BKEP Terminalling, L.L.C.
Pleasanton, TX Emulsion Terminal	BKEP Terminalling, L.L.C.
Birmingport, AL Asphalt/Polymer/Emulsion Terminal	BKEP Terminalling, L.L.C.
Memphis, TN Asphalt/Polymer/Emulsion Terminal	BKEP Terminalling, L.L.C.
Nashville, TN Asphalt/Polymer Terminal	BKEP Terminalling, L.L.C.
Yellow Creek, MS Asphalt Terminal	BKEP Terminalling, L.L.C.
Fontana, CA Asphalt/Emulsion Terminal	BKEP Materials, L.L.C.
Las Vegas, NV Asphalt/Emulsion/Polymer Terminal	BKEP Materials, L.L.C. and BKEP Asphalt, L.L.C.

EXHIBIT B
ROFR Assets
Set forth below is a list of each ROFR Asset and the corresponding ROFR Asset Owner.

ROFR Asset	ROFR Asset Owner
Fontana, CA Asphalt/Emulsion Terminal	BKEP Materials, L.L.C.
Las Vegas, NV Asphalt/Emulsion/Polymer Terminal	BKEP Materials, L.L.C. and BKEP Asphalt, L.L.C.